UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2007

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 8, 2007, we borrowed approximately $42.0 million from Sun Life Assurance Company of Canada and certain of its affiliates (collectively “Sun Life”) through eight separate loans. Each loan is secured by a mortgage or deed of trust on one of the following golf course properties for the approximate amount indicated:

Mesa Del Sol Country Club in Yuma, AZ for $3.5 million

Royal Meadows Golf Club in Kansas City, KS for $1.2 million

Cowboys Golf Club in Grapevine, TX for $12.7 million

Fox Meadows Country Club in Medina, OH for $4.6 million

LakeRidge Country Club in Lubbock, TX for $4.0 million

Painted Hills Golf Course in Kansas City, KS for $2.0 million

Signature Golf Course in Solon, OH for $8.6 million

Weymouth Country Club in Medina, OH for $5.3 million

Each loan bears interest annually at a fixed rate of 6.58% for a term of ten years, with monthly payments of principal and interest based on a 25-year amortization period. At the end of ten years, there is a balloon payment for the remaining principal and interest due on the loan. Prepayment on the loan is prohibited for the first two years, after which time early repayment is subject to a prepayment fee. We intend to use the proceeds of this loan to fund additional acquisitions.

This is the fourth tranche in a series of golf course property financings with Sun Life. On November 14, 2006, we closed on the first tranche which is comprised of three separate loans in the approximate aggregate amount of $16.5 million. On November 30, 2006, we closed on the second tranche which is comprised of three separate loans in the approximate aggregate amount of $46.7 million. On February 9, 2007, we closed on the third tranche which is comprised of five separate loans in the approximate aggregate amount of $24.7 million. Each loan is secured by a mortgage or deed of trust on one of five other golf course properties. The loans in all four tranches are cross-defaulted and cross-collateralized. The first three tranches are more fully described in our prospectus dated April 20, 2007. The terms and conditions of the fourth tranche of the Sun Life financing are substantially identical in all material respects to those governing the first three tranches of our Sun Life financing.

Item 8.01	Other Events

CNL Income Company, LLC

On June 1, 2007, our Advisor filed a certificate of conversion with the State of Florida to convert its entity status from a corporation to a limited liability company and to change its name from CNL Income Corp. to CNL Income Company, LLC. With regard to our Advisor status and Advisory Agreement, the certificate of conversion will have no other effect on the Advisory Agreement and all other related agreements other than to change the name of CNL Income Corp. to CNL Income Company, LLC.

Marinas International

As previously reported in our current report on Form 8-K filed on December 6, 2006, we entered into an asset purchase agreement with subsidiaries of Marinas International to acquire nine marinas on November 30, 2006. We reported in our current report on Form 8-K filed on December 28, 2006 that we had acquired five of the marinas on December 22, 2006. As part of the transaction, we also made a loan for approximately $39.2 million that is collateralized by four additional marinas. These five marinas and the loan are more fully described in our prospectus dated April 20, 2007.

We extended the time of closing on the additional locations, including the Crystal Point, Manasquan River Club, Harborage, and Harbors View acquisition sites, as well as the Paradise Cove loan site, to allow Marinas International to obtain certain ground lease amendments and extensions and to finalize certain other due diligence matters. On June 8, 2007, we acquired Crystal Point Marina located in Point Pleasant, New Jersey and Manasquan River Club located in Brick Township, New Jersey for an aggregate purchase price of approximately $14.6 million.

Pursuant to our asset purchase agreement with Marinas International, closing on the Harborage and Harbors View marinas and the loan for Paradise Cove is scheduled to occur on or before December 22, 2007. However, we are still in negotiations with our tenant and certain governmental authorities for permit and ground lease assignments, extensions, estoppels and consents and there can be no assurance that these negotiations will be successful, any conditions required for closing will be satisfied or, if satisfied, that the additional properties will ultimately be acquired or that the loan for Paradise Cove will be made.

We leased the interests that we have acquired on a long-term triple-net basis to an affiliate of Marinas International. This affiliate has and will continue to operate the properties along with an affiliated property manager. The leases for all properties, except Burnside and Beaver Creek, have an initial term ending December 2022, with five five-year renewal options. At Burnside and Beaver Creek, the Army Corps of Engineers has conditionally approved one 10-year lease extension followed by one 15-year lease extension at both sites. The minimum annual rent for these properties is approximately $6.9 million in the initial year. Additional rent is a negotiated percentage of incremental total revenue over a threshold. All leases are cross-defaulted.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2007	CNL INCOME PROPERTIES, INC.

/s/ Joseph Johnson
	Name:	Joseph Johnson
	Title:	Senior Vice President and Chief Accounting Officer

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